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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


To Board of Directors
Advanced Fibre Communications, Inc.:

     We consent to incorporation herein by reference of our report dated January 20, 1997, relating to the consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Advanced Fibre Communications, Inc.

                           /s/ KPMG Peat Marwick LLP

San Francisco, California
January 15, 1998